CORPORATE CAPITAL TRUST II 8-K

Exhibit 3.1

SECOND AMENDED AND RESTATED DECLARATION OF TRUST

OF

CORPORATE CAPITAL TRUST II

* * * * * * * * * *

ARTICLE I

NAME; DEFINITIONS

Section 1.1 Name. The name of the statutory trust is Corporate Capital Trust II (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word “Company” whenever used in this Second Amended and Restated Declaration of Trust (the “Declaration of Trust”), except where the context otherwise requires) shall refer to the Board of Trustees (as defined herein) collectively but not individually or personally and shall not refer to the Shareholders or to any officers, employees or agents of the Company or of such Trustees. Under circumstances in which the Trustees determine that the use of the name “Corporate Capital Trust II” is not practicable, they may use any other designation or name for the Company, subject to applicable law.

Section 1.2 Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

“Acquisition Expenses” means expenses, including but not limited to legal fees and expenses, travel and communication expenses, costs regarding determination of creditworthiness and due diligence on prospective portfolio holding companies, non-refundable option payments on assets not acquired, accounting fees and expenses, and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Adviser) in connection with the initial purchase or acquisition of assets by the Company. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

“Administrative Services Agreement” means that certain administrative services agreement between the Company and the Administrator named therein pursuant to which the Administrator performs or overseas the performance of various administrative services that the Company requires.

“Administrator” means the Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to an Administrative Services Agreement to provide the administrative services necessary for the operation of the Company, including any Person to whom the Administrator subcontracts any and all such services and including any successor to an Administrator who enters into an administrative services agreement with the Company or who subcontracts with a successor Administrator.

“Adviser” or “Advisers” means the Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to an Advisory Agreement to provide investment advisory services to the Company and who is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, including any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and including any successor to an Adviser who enters into an Advisory Agreement with the Company or who subcontracts with a successor Adviser.

“Advisory Agreement” means that certain investment advisory agreement between the Company and the Adviser named therein pursuant to which the Adviser will act as the adviser to the Company and provide investment advisory, investment management and other specified services to the Company, including any sub-advisory agreement.

“Affiliate” or “Affiliated” means (subject to the limits under the 1940 Act or an exemptive order from the Securities Exchange Commission, as each may be applicable) with respect to any specified Person:

(a) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such specified Person;

(b) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such specified Person;

(c) any other Person directly or indirectly controlling, controlled by or under common control with such specified Person;

(d) any officer, director, trustee, partner, copartner or employee of such specified Person; and

(e) if such specified Person is an investment company, any investment adviser thereof or any member of an advisory board thereof.

“assessment” means, additional amount of capital that may be mandatorily required of, or paid voluntarily by, a Shareholder beyond his or her subscription commitment excluding deferred payments.

“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.

“capital contribution” means the total investment, including the original investment and amounts reinvested pursuant to distribution reinvestment plan in a program by a participant, or by all participants, as the case may be. Unless otherwise specified, capital contributions shall be deemed to include principal amounts to be received on account of deferred payments.

“cash available for distribution” means Cash Flow plus cash funds available for distribution from Company reserves less amounts set aside for restoration or creation of reserves.

“Cash Flow” means Company cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Shares” means the common Shares, par value $0.001 per share, of the Company that may be issued from time to time in accordance with the terms of this Declaration of Trust and applicable law, as described in Article V hereof, including any class or series of Common Shares.

“Controlling Person” means, (subject to the limits under the 1940 Act or an exemptive order from the Securities Exchange Commission, as each may be applicable), as to any specified Person, any other Person, whatever such other Person’s title, who perform functions for such specified Person, as applicable, similar to those of: (a) a chairman or member of a board of directors of such specified Person; (b) an executive officer of such specified Person; or (c) those holding ten percent (10%) or more equity voting securities or interests in such specified Person, or having the power to direct or cause the direction of the such specified Person, whether through the ownership of voting securities, by contract, or otherwise.

“Covered Security” the term “Covered Security” shall have the meaning set forth in the Securities Act.

“Delaware Trustee” has the meaning ascribed to it in Article III hereof and includes any successor Delaware Trustees appointed in accordance with Section 3.3, but that any reference to “Trustee” or “Board of Trustees” in this Declaration of Trust and the Bylaws of the Company shall not be deemed to include or refer to the Delaware Trustee.

“DGCL” means Delaware General Corporation Law, 8 Del. C. § 100, et. seq., as amended from time to time, or any successor statute thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Front End Fees” means fees and expenses paid by any party for any services rendered to organize the Company and to acquire assets for the Company, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Board.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.

“Independent Expert” means a Person with no material current or prior business or personal relationship with the Company or the Adviser, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is qualified to perform such work.

“Independent Trustee” means a Trustee who is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

“Investment in program assets” means the amount of capital contributions actually paid or allocated to the purchase or development of assets acquired by the program (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding front-end fees.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Shares of the Company in one or more related transactions, or similar transaction involving the Company pursuant to which the Shareholders receive for their Shares, as full or partial consideration, cash, Listed or non-Listed equity Securities or combination thereof: (a) a Listing; (b) a sale or merger in a transaction that provides Shareholders with cash and/or securities of a publicly traded company; or (c) a sale of all or substantially all of the assets of the Company for cash or other consideration.

“Listing” means the listing of the Common Shares (or any successor thereof) on a national securities exchange or national securities association registered with the SEC or the receipt by the Shareholders of Securities that are approved for trading on a national securities exchange or national securities association registered with the SEC in exchange for the Common Shares. The term “Listed” shall have the correlative meaning. With regard to the Common Shares, upon commencement of trading of the Common Shares on a national securities exchange or national securities association registered with the SEC, the Common Shares shall be deemed Listed.

“Net Asset Value” has the meaning ascribed to it in Section 5.6 hereof.

“Net Worth” means the excess of total assets over total liabilities as determined by GAAP.

“Organization and Offering Expenses” means any and all costs and expenses incurred by and to be paid from the assets of the Company in connection with and in preparing for the formation, qualification and registration of the Company, and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow agents or holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

“Person” means an individual, corporation, partnership, estate, trust joint venture, limited liability company or other entity or association.

“Roll-Up Entity” means a partnership, trust, corporation, or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the Shareholders. Such term does not include:

(a) a transaction involving Securities of the Company that have been Listed for at least twelve (12) months; or

(b) a transaction involving the conversion to another corporate form or to a trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)  Shareholders’ voting rights;

(ii)  the term of existence of the Company;

(iii) Adviser compensation; or

(iv) the Company’s investment objective.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities” means Common Shares, any other Shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing if and only if any such item is treated as a “security” under the Exchange Act, or applicable state securities laws.

“Shareholders” means the registered holders of the Company’s Shares.

“Shares” means the unit of beneficial ownership interest in the trust estate of the Company.

“specified asset program” means a program where, at the time a securities registration is ordered effective, at least 75% of the net proceeds from the sale of program interests are allocable to the purchase, construction, renovation, or improvement of individually identified assets or assets that provide a reasonably objective basis in conformity with the Guidelines of the American Institute of Certified Public Accountants to allow the issuance of prospective financial statements. Reserves shall not be included in the 75%.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a program or any person who will control, manage or participate in the management of a program, and any affiliate of such person. Not included is any person whose only relation with the program is that of an independent manager of a portion of program assets, and whose only compensation is as such. “Sponsor” does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of program interests. A person may also be deemed a Sponsor of the program by:

(a) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the program, either alone or in conjunction with one or more other persons;

(b) receiving a material participation in the program in connection with the founding or organizing of the business of the program, in consideration of services or property, or both services and property;

(c) having a substantial number of relationships and contacts with the program;

(d) possessing significant rights to control program properties;

(e) receiving fees for providing services to the program which are paid on a basis that is not customary in the industry; or

(f) providing goods or services to the program on a basis which was not negotiated at arm’s length with the program.

“Statutory Trust Act” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801, et seq., as such act may be amended from time to time.

“Trustees,” “Board of Trustees” or “Board” means, collectively, the individuals named in Section 4.1 of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as Trustees of the Company hereunder. For the avoidance of doubt, any references to “Trustee” or “Board of Trustee” or “Board” in this Declaration of Trust and the Bylaws of the Company shall not be deemed to include or refer to the Delaware Trustee.

ARTICLE II

NATURE AND PURPOSE

The Company is a Delaware statutory trust within the meaning of the Statutory Trust Act.

The purpose of the Company is to engage in any lawful act or activity for which trusts may be organized under the Statutory Trust Act as now or hereafter in force, including to conduct, operate and carry on the business of a non-diversified closed-end investment company operating as a business development company, as such terms are defined in the 1940 Act, subject to making an election therefor under the 1940 Act, and to carry on such other business as the Trustees may from time to time determine pursuant to their authority under this Declaration of Trust. The Company may not, without the affirmative vote of holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote on the matter, change the nature of the Company’s business so that the Company ceases to be, or withdraws the Company’s election to be, treated as a business development company under the 1940 Act.

ARTICLE III

DELAWARE TRUSTEE

Section 3.1   Appointment.  Pursuant to Section 3807 of the Statutory Trust Act, the trustee of the Company in the State of Delaware shall be the Corporation Trust Company (the “Delaware Trustee”). The address of the principal office of the Corporation Trust Company is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 3.2   Duties.

(a) The Delaware Trustee agrees to perform its duties as described in the terms of this Declaration of Trust. The Delaware Trustee shall serve the Company solely to fulfill the Company’s obligation pursuant to Section 3807(a) of the Statutory Trust Act to have at least one trustee which has its principal place of business in the State of Delaware. The Company shall have at least one other trustee (other than the Delaware Trustee) to perform all obligations and duties other than fulfilling the Company’s obligations pursuant to Section 3807(a) of the Statutory Trust Act. The duties of the Delaware Trustee shall be limited to the execution of any certificates that are required to be executed and filed with the Delaware Secretary of State under Section 3811 of the Statutory Trust Act and accepting legal process served on the Company in the State of Delaware.

(b) Pursuant to Section 3806(c) of the Statutory Trust Act, to the extent that at law or in equity the Delaware Trustee, has duties (including fiduciary duties) and liabilities relating to the Company or the Shareholders, the Delaware Trustee’s duties and liabilities are hereby eliminated and restricted to the fullest extent allowable under applicable law to the terms of this Declaration of Trust and the Delaware Trustee shall not be liable to the Company or to any Shareholder of the Company for any action taken in good faith reliance on the terms of this Declaration of Trust.

Section 3.3   Resignation or Removal of Delaware Trustee. The Delaware Trustee may resign or may be removed by the Board of Trustees upon thirty (30) days prior notice to the Trustees or the Delaware Trustee, respectively. No resignation or removal of the Delaware Trustee shall be effective except upon the appointment of a successor Delaware Trustee appointed by the Board of Trustees or a court of competent jurisdiction. If no successor has been appointed within such thirty (30) day period, the Delaware Trustee may, at the expense of the Company, petition a court to appoint a successor trustee. In accordance with Section 3810 of the Statutory Trust Act, any successor Delaware Trustees shall cause an amendment to the certificate of trust of the Company to be filed with the Secretary of State of Delaware indicating the change of the Delaware Trustee.

Section 3.4   Merger or Consolidation of Delaware Trustee. Any Person into which the Delaware Trustee may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Delaware Trustee shall be a party, or any Person which succeeds to all or substantially all of the corporate trust business of the Delaware Trustee, shall be the successor Delaware Trustee under this Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

Section 3.5   Liability.

(a)  The Delaware Trustee shall not be liable to the Company or to any Shareholder for any of its acts or omissions except for acts or omissions constituting negligence, bad faith or willful misconduct. In particular, but not limiting:

(i) The Delaware Trustee shall not have any duty or obligation to manage or deal with the Company’s property, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Delaware Trustee is a party, except as expressly provided by the terms of this Declaration of Trust, and no implied duties or obligations shall be read herein against the Delaware Trustee, including without limitation that no action requested of the Delaware Trustee shall require the performance of any investigation, analysis, or other due diligence activities by the Delaware Trustee in respect to such action or the performance of its duties on behalf of the Company generally; and

(ii) Pursuant to Section 3803(b) of the Statutory Trust Act, the Delaware Trustee shall not be liable to any person other than the Company or a Shareholder for any act, omission or obligation of the Company or any trustee thereof and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Declaration of Trust or any other agreement or instrument related to the Company shall look only to the Company’s property for payment or satisfaction thereof. The Delaware Trustee shall be entitled to all of the same rights, protections, indemnities and immunities under this Declaration of Trust and with respect to the Company as the Shareholders as the Board of Trustees. No amendment or waiver of any provision of this Declaration of Trust which adversely affects the Delaware Trustee shall be effective against it without its prior written consent.

Section 3.6   Compensation and Reimbursement of Expenses. The Company hereby agrees to (i) compensate the Delaware Trustee in accordance with a separate fee agreement with the Delaware Trustee, (ii) reimburse the Delaware Trustee for all reasonable expenses relating to the services of the Delaware Trustee (including reasonable fees and expenses of counsel and other advisers retained by the Delaware Trustee) and (iii) indemnify, defend and hold harmless the Delaware Trustee, its affiliated companies, and all of such companies’ employees, agents, officers and Trustees (the “Indemnified DE Trustee Parties”) from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, costs, taxes, and expenses (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted at any time against such Indemnified DE Trustee Parties with respect to the performance of any duties contemplated by this Declaration of Trust or from the services provided or functions performed by the Delaware Trustee; provided, however, that the Company shall not be required to indemnify any Indemnified DE Trustee Parties for any Expenses which are a result of the willful misconduct or bad faith or gross negligence of such Indemnified DE Trustee Parties. To the fullest extent permitted by law, Expenses to be incurred by any Indemnified DE Trustee Parties may, from time to time, be advanced by, or on behalf of, the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking by, or on behalf of, such Indemnified DE Trustee Parties to repay such amount if it shall be determined that the Indemnified DE Trustee Parties are not entitled to be indemnified under this Declaration of Trust.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

COMPANY AND OF THE SHAREHOLDERS AND TRUSTEES

Section 4.1 Number of Trustees. The business and affairs of the Company shall be managed under the direction of the Board of Trustees (not including the Delaware Trustee). The Board of Trustees shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company to the same extent as a board of directors of a Delaware corporation. The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Company. Except as otherwise specifically provided in this Declaration of Trust and the Bylaws, each Trustee and officer of the Company shall have duties including fiduciary duties (and liability therefore) identical to those of directors and officers of a private corporation for profit organized under the DGCL and shall not have any other duties, including any fiduciary duties, except for fiduciary duties identical to those of directors and officers of a private corporation for profit organized under the DGCL. The number of Trustees of the Company is five (5), which number may be increased or decreased from time to time only by the Trustees pursuant to the Bylaws, but shall never be less than three (3), except for a period of up to sixty (60) days after the death, removal or resignation of a Trustee pending the election of such Trustee’s successor. The names of the initial Trustees are as follows: Thomas K. Sittema, Erik A. Falk, Kenneth C. Wright, Frederick Arnold and James H. Kropp.

A majority of the Board of Trustees shall be Independent Trustees, except for a period of up to sixty (60) days after the death, removal or resignation of an Independent Trustee pending the election of such Independent Trustee’s successor. Prior to the occurrence of a listing of any class of the Company’s shares on a national securities exchange, if any, each trustee shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Subject to applicable requirements of the 1940 Act, in order that any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is duly elected and qualified. Any trustee elected by the board of trustees without a shareholder vote to fill a vacancy as a result of the expansion of the size of the board of trustees, who remains a trustee of the Company at the time of the next annual meeting of shareholders, shall be submitted to the shareholders for election to the board of trustees at such annual meeting of shareholders.

Section 4.2 Classes of Trustees. Notwithstanding the foregoing, effective upon and following the occurrence of a listing of any class of the Company’s shares on a national securities exchange, if any: the Board of Trustees shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of Trustees of one class shall expire at each annual meeting of Shareholders, and in all cases as to each Trustee such term shall extend until his or her successor shall be elected and shall qualify or until his or earlier resignation, removal from office, death or incapacity. Additional trusteeships resulting from an increase in number of Trustees shall be apportioned among the classes as equally as possible. Class I initially shall consist of one Independent Trustee, Class II initially shall consist of one Independent Trustee and one non-Independent Trustee, and Class III initially shall consist of one Independent Trustee and one non-Independent Trustee. The initial term of office of Trustees of Class I shall expire at the Company’s next annual meeting of Shareholders; the initial term of office of Trustees of Class II shall expire at the Company’s second annual meeting of Shareholders following the occurrence of a listing of any class of the Company’s on a national securities exchange, if any; and the initial term of office of Trustees of Class III shall expire at the Company’s third annual meeting of Shareholders following the occurrence of a listing of any class of the Company’s on a national securities exchange, if any. Following such initial terms, at each annual meeting of Shareholders, a number of Trustees equal to the number of Trustee of the class whose term expires at the time of such meeting (or, if less, the number of Trustee properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of Shareholders after their election. Each Trustee may be reelected to an unlimited number of succeeding terms in accordance with these provisions.

At each annual election, Trustees chosen to succeed those whose terms then expire shall be of the same class as the Trustees they succeed, unless by reason of any intervening changes in the authorized number of Trustees, the Board of Trustees shall designate one or more trusteeships whose term then expires as trusteeships of another class in order to more nearly achieve equality of number of Trustees among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of Trustees as possible, in the event of any change in the authorized number of Trustees, each Trustee then continuing to serve as such shall nevertheless continue as a Trustee of the class of which such Trustee is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created trusteeship may, consistently with the rule that the three classes shall be as nearly equal in number of Trustees as possible, be allocated to any class, the Board of Trustees shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

The voting procedures and the number of votes required to elect a Trustee shall be as set forth in the Bylaws, which may be amended by the Board.

Section 4.3 Shareholder Voting. Except as provided in Article II, Section 4.8, Section 6.2, Section 6.3, Section 10.2, Section 11.1 and Section 13.2 of this Declaration of Trust, notwithstanding any provision of law permitting any particular action to be approved by the affirmative vote of the Shareholders of the Company entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Trustees, and approved by a majority of the votes cast at a meeting of Shareholders at which a quorum is present. All shares of all classes shall vote together as a single class provided that: (a) as to any matter with respect to which a separate vote of any class is required by the 1940 Act or any orders issued thereunder, or by the DGCL, such requirement as to a separate vote by that class shall apply in lieu of a general vote of all classes; (b) in the event that separate voting requirements apply with respect to one or more classes, then subject to subparagraph (c), the shares of all other classes not entitled to a separate vote shall vote together as a single class; and (c) as to any matter which in the judgment of the Board (which judgment shall be conclusive) does not affect the interest of a particular class, such class shall not be entitled to any vote and only the holders of shares of the one or more affected classes shall be entitled to vote. Notwithstanding any other provisions of this Declaration of Trust or the Bylaws to the contrary, for such matters that require the vote of a majority of the outstanding voting Shares of the Company under the 1940 Act, such majority vote shall be determined as set forth in Section 2(a)(42) of the 1940 Act. The provisions of this Section 4.3 shall be subject to the limitations of the DGCL, the 1940 Act and other applicable statutes or regulations.

Section 4.4 Quorum. The determination of whether a quorum has been established for a meeting of the Company’s Shareholders shall be as set forth in the Bylaws.

Section 4.5 Preemptive Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares or as may otherwise be provided by contract approved by the Board, no Shareholder shall, as such Shareholder, have any preemptive right to purchase or subscribe for any additional Shares of the Company or any other Security of the Company that it may issue or sell.

Section 4.6 Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares, no Shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Section 4.7 Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust shall be final and conclusive and shall be binding upon the Company and every Shareholder: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Shares or the payment of other distributions on its Shares; (ii) the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares of the Company; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any Shares of the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Declaration of Trust or the Bylaws or otherwise to be determined by the Board provided, however, that any determination by the Board as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Trustee shall be liable for making or failing to make such a determination.

Section 4.8 Removal of Trustees. Subject to the rights of holders of one or more classes or series of Shares to remove one or more Trustees, any Trustee, or the entire Board may be removed from office at any time only for cause and only by the affirmative vote of holders of at least two-thirds of the Common Shares entitled to be cast generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

Section 4.9 Business Combination. Notwithstanding any other provision of this Declaration of Trust or any contrary provision of law, the Board of Trustees may, without Shareholder approval unless such approval is required by the 1940 Act, cause the Company to convert into or merge, reorganize or consolidate with or into one or more trusts, partnerships, limited liability companies, corporations or other business entities, provided that the resulting entity is a business development company under the 1940 Act. Approval of any agreement or applicable certificate of merger, reorganization, consolidation or conversion or certificate may be signed by a majority of the Board of Trustees or an authorized officer of the Company. In accordance with Section 3815(f) of the Statutory Trust Act, but subject to Section 6.2 of this Declaration of Trust, such approval and approval from the Board will effect an amendment to this Declaration of Trust and/or effect the adoption of a new declaration of trust of the Company or change the name of the Company if the Company is the surviving or resulting entity in the merger or consolidation.

Section 4.10 Special Meetings. A majority of the Independent Trustees may call a special meeting of the Shareholders.

ARTICLE V

SHARES

Section 5.1 Authorized Shares. The beneficial interest in the Company shall at all times be divided into an unlimited number of Shares. The Shares of the Company shall initially consist of Common Shares, with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval. All Common Shares shall be fully paid and nonassessable when issued. Mandatory assessments of Common Shares shall be prohibited and the Company shall not make any mandatory assessment against any Shareholder beyond such Shareholder’s subscription commitment. Any different classes or series shall be established and designated, and the variations in the relative rights and preferences as between the different classes shall be fixed and determined, by the Trustees without Shareholder approval. The Trustees may create a class of preferred shares (the “Preferred Shares”) which may be divided into one or more series of Preferred Shares and with such par value as may be authorized from time to time by the Trustees in their sole discretion without Shareholder approval. Preferred Shares may not be offered to the Advisers or their affiliates except on the same terms as offered to all other shareholders unless otherwise approved by a majority of our independent trustees who have access, at our expense, to independent counsel. The Company is authorized to offer and issue 1,100,000,000 shares of which 1,000,000,000 shares shall be Common Shares and 100,000,000 shares shall be Preferred Shares.

Section 5.2 Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time Shares of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a split of Shares or dividend), subject to such restrictions or limitations, if any, as may be set forth in this Declaration of Trust or the Bylaws.

Section 5.3 Classification or Reclassification by the Board. As contemplated by Section 5.1, the variations in the relative rights and preferences as between any classes of Common Shares and any potential Preferred Shares shall be fixed and determined by the Trustees; provided, that all Common Shares or Preferred Shares of the Company or of any series shall be identical to all other Common Shares or Preferred Shares of the Company or of the same series, as the case may be, except that, to the extent permitted by the 1940 Act, there may be variations between different classes as to allocation of expenses, rights of redemption, special and relative rights and preferences as to dividends and distributions and on liquidation, conversion rights, and conditions under which the several classes shall have separate voting rights. Any class of Preferred Shares shall have such rights and preferences and priorities over the Common Shares as may be established by the terms thereof.

The following provisions shall be applicable to any division of Shares of the Company into one or more classes or series:

(a) All provisions herein relating to the Shares, or any class or series of Shares of the Company, including common and preferred shares, shall apply equally to each class of Shares of the Company or of any series of the Company, except as the context requires otherwise.

(b)  The number of Shares of each class that may be issued shall be unlimited. The Trustees may classify or reclassify any Shares or any class of any Shares into one or more other classes that may be established and designated from time to time. The Company may purchase and hold Shares as treasury shares, reissue such treasury shares for such consideration and on such terms as the Trustees may determine, or cancel any Shares of any class acquired by the Company at the Trustees’ discretion from time to time.

(c) Liabilities, expenses, costs, charges and reserves related to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class or series within the class may be charged to and borne solely by such class or series, and the bearing of expenses solely by a class of shares or series may be appropriately reflected (in a manner determined by the Trustees) and cause differences in the net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different classes or series. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees in their reasonable judgment shall be conclusive and binding upon the Shareholders of all classes for all purposes.

(d) The establishment and designation of any class or series of Shares shall be effective upon resolution by a majority of the Trustees, adopting a resolution which sets forth such establishment and designation and the relative rights and preferences of such class or series. Each such resolution shall be incorporated herein by reference upon adoption. The Trustees may, by resolution of a majority of the Trustees, abolish any class or series and the establishment and designation thereof.

Section 5.4 Dividends and Distributions.

(a) Unless otherwise expressly provided in this Declaration of Trust, the holders of each class or series of Shares shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board, and the dividends and distributions paid with respect to the various classes or series of Shares may vary among such classes or series. Expenses related to the distribution of, and other identified expenses that properly should be allocated to the shares of, a particular class or series may be appropriately reflected (in a manner determined by the Board, in its discretion) and cause a difference in the Net Asset Value attributable to, and the dividend, redemption and liquidation rights of, the shares of each such class or series of Shares.

(b) The Board of Trustees shall cause the Company to provide for adequate reserves for normal replacements and contingencies (but the Company shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Company to retain a reasonable percentage of proceeds from offerings and revenues.

(c) From time to time and not less than quarterly, the Company shall review the Company’s accounts to determine whether cash distributions are appropriate. The Company may, subject to authorization by the Board of Trustees, distribute to the Shareholders funds received by the Company that the Board of Trustees deems unnecessary to retain in the Company. The Board may authorize the Company to declare and pay to Shareholders such dividends or distributions, in cash or other assets of the Company or in Securities of the Company or from any other source, as the Board in its discretion shall determine. The Board shall endeavor to authorize the Company to declare and pay such dividends and distributions: (i) as shall be necessary for the Company to qualify as a “Regulated Investment Company” under the Code and a business development company under the 1940 Act, and (ii) to the extent that the Board deems it unnecessary for the Company to retain funds received by it; provided, however, that in each case Shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Company. The exercise of the powers and rights of the Board pursuant to this Section 5.5 shall be subject to the provisions of any class or series of shares at the time outstanding. The receipt by any Person in whose name any shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable Securities, distributions of cash from a liquidating trust established for the dissolution of the Company and the liquidation of its assets in accordance with the terms of this Declaration of Trust or distributions in which: (i) the Board advises each Shareholder of the risks associated with direct ownership of the property, (ii) the Board offers each Shareholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those Shareholders that accept such offer.

Section 5.5 Net Asset Value. The “Net Asset Value” per share of any class shall be the quotient obtained by dividing the value of the net assets of that class (being the value of the Securities and other assets attributable to that class less the liabilities attributable to that class) by the total number of shares of that class outstanding, all as determined by or under the direction of the Board of Trustees in accordance with GAAP and the 1940 Act. Subject to the applicable provisions of the 1940 Act, the Board, in its sole discretion, may prescribe and shall set forth in the Bylaws of the Company or in a duly adopted resolution of the Board such bases and times for determining the value of the assets attributable to, and the Net Asset Value per share of outstanding shares of, each class, or the net income attributable to such shares, as the Board deems necessary or desirable. The Board shall have full discretion, to the extent not inconsistent with the DGCL and the 1940 Act, to determine which items shall be treated as income and which items as capital and whether any item of expense shall be charged to income or capital. Each such determination and allocation shall be conclusive and binding for all purposes.

Section 5.6 Proportionate Rights. All shares of each particular class shall represent an equal proportionate interest in the assets attributable to the class (subject to the liabilities of that class), and each share of any particular class shall be equal to each other share of that class. The Board of Trustees may, from time to time, divide or combine the shares of any particular class into a greater or lesser number of shares of that class without thereby changing the proportionate interest in the assets attributable to that class or in any way affecting the rights of holders of shares of any other class.

Section 5.7 Distributions in Liquidation. Unless otherwise expressly provided in this Declaration of Trust, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of all classes of Shares of the Company shall be entitled, after payment or provision for payment of the debts and other liabilities of the Company (as such liability may affect one or more of the classes and series of Shares of the Company), to share ratably in the remaining net assets of the Company.

Section 5.8 Deferred Payments. The Company shall not have authority to make arrangements for deferred payments on account of the purchase price of shares of the Company’s Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Company’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Company; (c) the deferred payments shall be evidenced by a promissory note of the Shareholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Company shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Shareholder, the Shareholder may be subjected to a reasonable penalty.

Section 5.9 Fractional Shares. The Company shall have authority to issue fractional shares. Any fractional Shares shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

Section 5.10 Temporary Investments. The Board of Trustees shall, in its sole discretion, cause to be temporarily placed the proceeds from offerings by the Company into short-term, highly liquid investments that, in the reasonable judgment of the Board, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Company and the nature, timing and implementation of any changes thereto; provided, however, that the Board shall have no fiduciary or other obligation to select any short-term, highly liquid investment based solely on any yield or return of such investment.

Section 5.11 Declaration of Trust and Bylaws. All persons who shall acquire Shares in the Company shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws.

Section 5.12. Distribution Reinvestment Plans. The Board of Trustees may establish from time to time and in its sole discretion without Shareholder approval, a distribution reinvestment plan or plans (a “Plan”), provided that such Plan meets the following conditions: (i) Shares issued under the Plan maintain proper registrations or qualify under an applicable exemption from registration, (ii) no sales commissions or fees are deducted from the reinvested funds prior to investment, (iii) Shares issued under the Plan have substantially identical investment objectives as the outstanding Shares of the same class, (iv) participants are free to elect or revoke participation in the Plan within a reasonable time and such right is fully disclosed in the terms of the Plan, and (v) the Plan provides that each participant shall receive a current prospectus prior to participation.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. Subject to Section 6.2, the Board of Trustees reserves the right, without any vote of Shareholders, from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any outstanding Shares, provided, however, that if any amendment or new addition to this Declaration of Trust adversely affects the rights of Shareholders, such amendment or addition must be approved by the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote thereon. All rights and powers conferred by this Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Declaration of Trust Amendments. The affirmative vote of the Shareholders entitled to cast at least two-thirds (2/3) of all Shares of the Company entitled to vote on the matter shall be necessary to effect:

(a) Any amendment to this Declaration of Trust to make the Common Shares a “redeemable security” or to convert the Company, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act), except that if the Company’s Shares are not Covered Securities, the affirmative vote of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote on the matter shall be necessary to effect such amendment or addition; and

(b) Any amendment to Section 4.3, 4.8, Section 6.1 or this Section 6.2.

(c) Notwithstanding anything to the contrary in this section, if the Board of Trustees approve a proposal or amendment pursuant to this Section 6.2 by a vote of at least two-thirds of such Board of Trustees (excluding the Delaware Trustee), then only the affirmative vote of the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote thereon shall be required to approve such matter.

Section 6.3 Approval of Certain Amendments to Bylaws. The Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws; provided, however, that any amendment to the Bylaws and any addition of new Bylaws that adversely affects the rights of Shareholders must be approved by the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote thereon.

Section 6.4 Execution of Amendments. Upon obtaining such approvals required by this Declaration of Trust and the Bylaws and without further action or execution by any other Person, including the Delaware Trustee or any shareholder, (i) any amendment to this Declaration of Trust may be implemented and reflected in a writing executed solely by the requisite members of the Board of Trustees, and (ii) the Delaware Trustee and the shareholders shall be deemed a party to and bound by such amendment of this Declaration of Trust; provided, however, the Delaware Trustee’s signature shall be required on any amendment that would affect the Delaware Trustee.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND

ADVANCE OF EXPENSES

Section 7.1 Limitation of Shareholder Liability. Shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the DGCL. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Company’s assets or the affairs of the Company by reason of being a Shareholder.

Section 7.2 Limitation of Trustee and Officer Liability. To the fullest extent permitted by Delaware law, subject to any limitation set forth under the federal securities laws, or in this Article VII, no Trustee or officer of the Company shall be liable to the Company or its Shareholders for money damages. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of this Declaration of Trust or Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption. The Company may not incur the cost of that portion of liability insurance which insures the Adviser for any liability as to which the Adviser is prohibited from being indemnified.

Section 7.3 Indemnification.

(a) Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact:

(i) that he or she is or was a Trustee, officer, employee, Controlling Person or agent of the Company, or

(ii) that he or she, being at the time a Trustee, officer, employee or agent of the Company, is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), whether either in case (i) or in case (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a Trustee, officer, employee, Controlling Person or agent of the Company, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Company or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent not prohibited by Delaware law and subject to paragraphs (b) and (c) below, from and against all liability, loss, judgments, penalties, fines, settlements, and reasonable expenses (including, without limitation, attorneys’ fees and amounts paid in settlement) (collectively, “Liability and Losses”) actually incurred or suffered by such Person in connection therewith. The Persons indemnified hereunder are hereinafter referred to as “Indemnitees.” Such indemnification as to such alleged action or inaction shall continue as to an Indemnitee who has after such alleged action or inaction ceased to be a Trustee, officer, employee, Controlling Person or agent of the Company, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The right to indemnification conferred under this Article VII: (A) shall be a contract right; (B) shall not be affected adversely as to any Indemnitee by any amendment or repeal of this Declaration of Trust with respect to any action or inaction occurring prior to such amendment or repeal; and (C) shall vest immediately upon election or appointment of such Indemnitee.

(b) Notwithstanding anything to the contrary herein, the Company shall not provide any indemnification of an Indemnitee pursuant to paragraph (a) above, unless all of the following conditions are met:

(i) The Indemnitee has determined, in good faith, that any course of conduct of such Indemnitee giving rise to the Liability and Losses was in the best interests of the Company.

(ii) The Indemnitee was acting on behalf of or performing services for the Company.

(iii) Such Liability and Losses were not the result of (1) negligence or misconduct, in the case that the Indemnitee is a Trustee (other than an Independent Trustee), or (2) gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Trustee.

(iv) Such indemnification is recoverable only out of the net assets of the Company and not from the Shareholders.

(c) Notwithstanding anything to the contrary herein, the Company shall not provide any indemnification of an Indemnitee pursuant to paragraph (a) above for any Liability and Losses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

Section 7.4 Payment of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (ii) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Company as authorized by Section 7.3 hereof, (iii) the legal proceeding was initiated by a third party who is not a Shareholder or, if by a Shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (iv) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined by final, non-appealable decision of a court of competent jurisdiction, that the Indemnitee is not entitled to indemnification.

Section 7.5 Limitations to Indemnification. The provisions of this Article VII shall be subject to the limitations of the 1940 Act.

Section 7.6 Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Company shall be liable under any written instrument creating an obligation of the Company by reason of their being Shareholders, Trustees, officers, employees or agents of the Company, and all Persons shall look solely to the Company’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Company be liable to anyone as a result of such omission.

Section 7.7 Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any Indemnitee may be entitled under the Bylaws, a resolution of Shareholders or Trustees, an agreement or otherwise.

ARTICLE VIII

ADVISER AND ADMINISTRATOR

Section 8.1 Supervision of Adviser and Administrator.

(a) Subject to the requirements of the 1940 Act, the Board of Trustees may exercise broad discretion in allowing the Adviser and, if applicable, an Administrator, to administer and regulate the operations of the Company, to act as agent for the Company, to execute documents on behalf of the Company and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Adviser, or if any, the Administrator, to assure that the administrative procedures, operations and programs of the Company are in the best interests of the Shareholders and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Company, its net assets and its net income, (ii) all Front End Fees shall be reasonable and shall not exceed eighteen percent (18%) of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

(b) The Board of Trustees is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Company and that the provisions of the Advisory Agreement are being carried out. The Board may consider all factors that they deem relevant in making these determinations. So long as the Company is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in net gains allowed by the 1940 Act.

Section 8.2 Fiduciary Obligations. The Advisory Agreement shall provide that the Adviser have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, whether or not in the Company’s immediate possession or control, and that the Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Company. The Board of Trustees shall not permit any Shareholder to contract away any fiduciary obligation owed by the Board of Trustees under common law.

Section 8.3 Experience. The Board of Trustees shall determine the sufficiency and adequacy of the relevant experience and qualifications for the officers of the Company given the business objective of the Company. The Board shall determine whether any Adviser possesses sufficient qualifications to perform the advisory function for the Company and whether the compensation provided for in its contract with the Company is justified.

Section 8.4 Termination. The Advisory Agreement shall provide that it is terminable (a) by the Company upon sixty (60) days’ written notice to the Adviser: (i) upon the affirmative vote of holders of a majority of the outstanding voting securities of the Company entitled to vote on the matter (as “majority” is defined in Section 2(a)(42) of the 1940 Act) or (ii) by the vote of the Independent Trustees; or (b) by the Adviser upon not less than one hundred twenty (120) days’ written notice to the Company, in each case without cause or penalty, and shall provide that in each case the Adviser will cooperate with the Company and the Board of Trustees in making an orderly transition of the advisory function. The Advisers have agreed that in the event of such a termination by an Adviser, such Adviser shall pay all direct expenses incurred as a direct result of its withdrawal.

Section 8.5 Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the Board of Trustees, the Company shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the Board, and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.

Section 8.6 Acquisition Fees. The Company may pay the Adviser and/or its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board of Trustees shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

Section 8.7 Reimbursement of Adviser. The Company shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment, other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Adviser.

Section 8.8 Reimbursement of Administrator. In the event the Company executes an agreement for the provision of administrative services, then the Company may reimburse the Administrator, at the end of each fiscal quarter, for all expenses of the Company incurred by the Administrator as well as the actual cost of goods and services used for or by the Company and obtained from entities not Affiliated with the Company. The Administrator may be reimbursed for the administrative services necessary for the prudent operation of the Company performed by it on behalf of the Company; provided, however, the reimbursement shall be an amount equal to the lower of the Administrator’s actual cost or the amount the Company would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. Except as otherwise provided herein, no reimbursement shall be permitted for services for which the Administrator is entitled to compensation by way of a separate fee.

Notwithstanding the foregoing, the Company may reimburse the Administrator, under an agreement between the Company and the Administrator whereby the Administrator shall provide certain administrative services for the Company, for the salaries, rent and travel expenses of executive officers of the Administrator also serving in the capacity of chief financial officer or chief compliance officer of the Company, provided such reimbursement is approved annually by the Independent Trustees.

ARTICLE IX

INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1 Investment Objective. The Company’s investment objective is to generate current income and, to a lesser extent, long-term capital appreciation. The Independent Trustees shall review the investment policies of the Company with sufficient frequency (not less often than annually) to determine that the policies being followed by the Company are in the best interests of its Shareholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board of Trustees.

Section 9.2 Investments, Generally. All transactions entered into by the Company shall be consistent with the investment permissions and limitations as established for business development companies under the 1940 Act, including any applicable exemptive orders that have been or may be issued in the future by the SEC.

Section 9.3 Investments in Programs. For purposes of this Section, “Program” shall be defined as a limited or general partnership, joint venture, unincorporated association or similar organization, other than a corporation, formed and operated for the primary purpose of investment in and the operation of or gain from and interest in the assets to be acquired by such entity. A Program shall not include (and nothing in this Declaration of Trust shall prevent) investments by the Company directly in a master fund in a master/feeder fund structure permissible under the 1940 Act. A Program shall not include an Eligible Portfolio Company as defined by the 1940 Act.

(a) The Company shall not invest in Programs with non-Affiliates that own and operate specific assets, unless the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) below, acquires a controlling interest in such a Program, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Company from carrying out its business of investing and reinvesting its assets in Securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the Program, including the authority to: (i) review all contracts entered into by the Program that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the Program agreement, to limits as to time, minimum amounts and/or a right of first refusal by the Program or consent of the Program; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the Program of its interest in the assets, except for transfer to an Affiliate of the Program.

(b) The Company shall have the authority to invest in Programs with other publicly registered Affiliates of the Company if all of the following conditions are met: (i) the Affiliate and the Company have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the Program to the Advisers in each Company that invests in such Program is substantially identical; (iv) each of the Company and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Company and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Company nor its Affiliate controls the Program, and the potential risk that while the Company or its Affiliate may have the right to buy the assets from the Program, it may not have the resources to do so.

(c) The Company shall have the authority to invest in Programs with Affiliates other than publicly registered Affiliates of the Company only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Company; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Company has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture; and (v) any prospectus of the Company in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.

(d) The Company may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided, that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Company, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Company and the Shareholders; and (iii) there will be no diminishment in the voting rights of the Shareholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Company shall not invest in Programs with Affiliates.

(f) The Company shall be permitted to invest in general partnership interests of limited partnership Programs only if the Company, alone or together with any publicly registered Affiliate of the Company meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the limited partnership Program agreement or other applicable agreement complies with this Section 9.3(f).

Section 9.4 Other Goods or Services.

(a) The Company may accept goods or other services provided by the Administrator in connection with the operation of assets, provided that: (i) the Administrator determines such self-dealing arrangement is in the best interest of the Company; (ii) the terms pursuant to which all such goods or services are provided to the Company by the Administrator shall be embodied in a written contract, the material terms of which must be fully disclosed to the Shareholders; (iii) the contract shall contain a clause allowing termination without penalty on sixty (60) days’ prior notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (X) the Administrator must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least thirty-three percent (33%) of the Administrator’s associated gross revenues must come from persons other than its Affiliates; (Y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Administrator in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company; and (Z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the Shareholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Administrator.

(b) Notwithstanding the foregoing subsection (a)(X), if the Administrator is not engaged in the business to the extent required by such clause, the Administrator may provide to the Company administrative services if all of the following additional conditions are met: (i) the Administrator can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Administrator in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Administrator on behalf of the Company in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

ARTICLE X

CONFLICTS OF INTEREST

Section 10.1 Sales and Leases to Company. The Company shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the Shareholders either in a periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are reasonable to the Company and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Company, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Company at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Company; and (iii) there are no other benefits arising out of such transaction to the Adviser.

Section 10.2 Sales and Leases to the Adviser, Trustees or Affiliates. The Company shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of more than fifty percent (50%) of the outstanding voting securities of the Company. The Company shall not lease assets to the Adviser or any Trustee or Affiliate thereof unless all of the following conditions are met: (i) the transaction is fully disclosed to the Shareholders either in a periodic report filed with the SEC or otherwise; and (ii) the terms of the transaction are fair and reasonable to the Company.

Section 10.3 Loans. Except for the advancement of funds pursuant to Sections 7.3 and 7.4, no loans, credit facilities, credit agreements or otherwise shall be made by the Company to the Adviser or any Affiliate thereof.

Section 10.4 Commissions on Financing, Refinancing or Reinvestment. The Company shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of cash available for distribution and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 10.5 Exchanges. The Company may not acquire assets in exchange for Shares of the Company without approval of a majority of the Board of Trustees, including a majority of the Independent Trustees with consideration to an independent appraisal of such assets.

Section 10.6 Other Transactions. The Company shall not engage in any other transaction with the Adviser or a Trustee or Affiliate thereof unless: (a) such transaction complies with all applicable law and (b) a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties.

Section 10.7 Lending Practices. On financings made available to the Company by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financings and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Company. For purposes of this Section 10.7, “permanent financing” shall mean any financing with a term in excess of twelve (12) months.

ARTICLE XI

SHAREHOLDERS

Section 11.1 Certain Voting Rights of Shareholders. Subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations and subject to the other provisions of this Declaration of Trust, the following actions may be taken by the Shareholders, without concurrence by the Board of Trustees, upon a vote by the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote on the matters; and, if the Company seeks to take any of the following actions, such shall require the affirmative vote of holders of fifty percent (50%) of the outstanding Shares of the Company entitled to vote thereon:

(a) modify this Declaration of Trust;

(b) appoint a new Adviser; or

(c) sell all or substantially all of the Company’ assets other than in the ordinary course of the Company’s business.

Section 11.2 Voting Limitations on Shares Held by the Adviser, Trustees and Affiliates. With respect to shares owned by the Adviser, any Trustees, or any of their respective Affiliates, neither the Adviser, nor such Trustee(s), nor any of their Affiliates may vote or consent on matters submitted to the Shareholders regarding the removal of the Adviser, such Trustee(s) or any of their Affiliates or any transaction between the Company and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Adviser, such Trustee(s) and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.

Section 11.3 Right of Inspection.

(a) Any Shareholder with proper purpose under oath may: (i) in person or by agent, on written request, inspect and obtain copies during normal business hours the Company’s books and records and ledger; and (ii) present to any officer of the Company or its resident agent a written request for a statement of its affairs.

(b) Any Shareholder with proper purpose under oath may: (i) in person or by agent, on written request, inspect and copy during usual business hours the books and records and ledger of the Company; (ii) present to any officer or resident agent of the Company a written request for a statement of its affairs; and (iii) in the event the Company does not maintain the original or a duplicate ledger at its principal office, present to any officer or resident agent of the Company a written request for the Shareholder List. As used in this Section 11.3, the term “Shareholder List” means an alphabetical list of names and addresses of the Shareholders of the Company along with the number of equity shares held by each of them.

(c) A copy of the Shareholder List, requested in accordance with this Section, shall be mailed within ten (10) days of the request and shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font). The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein.

(d) The Company may impose a reasonable charge for expenses incurred in reproduction pursuant to the Shareholder request. A holder of Common Shares may request a copy of the Shareholder List in connection with matters relating to Shareholders’ voting rights, the exercise of Shareholder rights under federal proxy laws or for any other proper and legitimate purpose. Each Shareholder who receives a copy of the Shareholder List shall keep such list confidential and shall sign a confidentiality agreement to the effect that such Shareholder will keep the Shareholder List confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the Shareholder List.

(e) If the Adviser or Trustees neglect or refuse to exhibit, produce or mail a copy of the Shareholder List as requested, the Adviser and the Trustees shall be liable to any Shareholder requesting the list for the costs, including attorneys’ fees, incurred by that Shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any Shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of Shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Shareholder relative to the affairs of the Company. The Company may require the Shareholder requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the Shareholder’s interest in the Company. The remedies provided hereunder to Shareholders requesting copies of the Shareholder List are in addition, to and shall not in any way limit, other remedies available to Shareholders under federal law, or the laws of any state.

Section 11.4 Shareholder Reports.

(a) The Trustees, including the Independent Trustees, shall take reasonable steps to insure that the Company shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each Shareholder as of a record date after the end of the fiscal year within one hundred twenty (120) days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the commencement of the Company’s initial public offering that shall include: (i) financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Company during the period covered by the report; and (iii) where forecasts have been provided to the Shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Shareholders for the period covered thereby and separately identifying distributions from: (A) Cash Flow from operations during the period; (B) Cash Flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets of the Company; and (D) reserves from the gross proceeds. Such annual report must also contain a breakdown of the costs reimbursed to the Adviser.

(b) The Trustees, including the Independent Trustees, shall take reasonable steps to ensure that the Company shall cause to be prepared and filed within sixty (60) days after the end of each fiscal quarter of the Company, a Form 10-Q if required under the Exchange Act.

(c) The Trustees, including the Independent Trustees, shall take reasonable steps to ensure that the Company shall cause to be prepared and mailed within seventy-five (75) days after the end of each fiscal year of the Company to each Person who was at any time during such fiscal year a Shareholder all information necessary for the preparation of the Shareholders’ federal income tax returns.

(d) If capital stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Company in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Company.

(e) The Board of Trustees shall cause the Company, upon request from any state official or agency or official administering the securities laws of such state (a “State Administrator”), to submit to such State Administrator the reports and statements required to be distributed to Shareholders pursuant to this Section 11.4.

Section 11.5 Shareholder Suitability.

(a) During any public offering of its securities, the Company and those selling shares on its behalf shall, with respect to share offers and sales in which they are broker of record, assure that such shares are offered and sold pursuant only to prospective investors who, in each case, meet the income and Net Worth “Suitability Standards” as specified in the registration statement for the current offering of securities as declared effective by the SEC.

(b) The determination of suitability shall be based upon information obtained from each prospective investor, including but not limited to, such prospective investor’s age, investment objectives, investment experience, income, Net Worth, financial situation, other investments and any other pertinent factors.

ARTICLE XII

ROLL-UP TRANSACTIONS

Section 12.1 Roll-up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Company’s assets shall be obtained from a competent Independent Expert. The Company’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Company and the Shareholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Shareholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to Shareholders who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as Shareholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the Shareholder’s pro rata share of the appraised value of the net assets of the Company.

The Company is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the Shareholders having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 11.1 hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of capital stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the capital stock held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.3 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Company if the Roll-Up Transaction is rejected by the Shareholders.

ARTICLE XIII

DURATION OF THE COMPANY

Section 13.1 Duration of the Company. The Company shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Statutory Trust Act.

Section 13.2 Dissolution by Shareholder Vote. The Company may be dissolved at any time, without the necessity for concurrence by the Board, upon affirmative vote by the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote on the matter.

Section 13.3 Consideration of Liquidity Event. If the Company has not had a Liquidity Event on or before five years after the completion of our offering, the Board of Trustees shall be required to consider, but shall not be required to recommend, a Liquidity Event of the Company.

Section 13.4 Liquidation. Upon dissolution of the Company, the Board of Trustees shall cause the Company to liquidate and wind-up in a manner consistent with Section 3808 of the Statutory Trust Act. Upon dissolution and the completion of the winding up of the affairs of the Company, the Company shall be terminated by the executing and filing with the Secretary of State of the State of Delaware by one or more Trustees of a certificate of cancellation of the certificate of trust of the Company.

Section 13.5 Merger or Other Reorganization of the Company. Except for mergers or other reorganization of the Company permissible under Section 4.9, the Company may not cause the merger or other reorganization of the Company without the affirmative vote by the holders of more than fifty percent (50%) of the outstanding Shares of the Company entitled to vote on the matter.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Construction and Governing Law.

(a) This Declaration of Trust and the Bylaws, in combination, shall constitute the governing instrument of the Company, however to the extent that any provision of the Bylaws conflicts with this Declaration of Trust, the terms of this Declaration of Trust shall control. This Declaration of Trust and the Bylaws shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be made and performed entirely in Delaware.

(b) To the fullest extent permitted by law, unless the express terms of this Declaration of Trust or the Bylaws conflict or are inconsistent with the DGCL, the provisions of the DGCL, including Section 203 of the DGCL (without regard as to whether the Company satisfies the requirements of Section 203(b)(4) of the DGCL), shall govern the affairs of the Company in all respects, including the rights, duties and obligations of the Shareholders and Trustees of the Company, to the same extent as if the Company were a private corporation for profit organized under the DGCL; provided that as to the construction of matters not specifically covered herein or as to which an ambiguity exists, such law shall not be viewed as limiting the powers otherwise granted to the Trustees hereunder and any ambiguity shall be viewed in favor of such powers.

(c) To the fullest extent permitted by law, the Shareholders and the Trustees of the Company shall be deemed to have waived any non-mandatory rights of beneficial owners or trustees under the Statutory Trust Act or general trust law; and that the Company, the Shareholders, and the Trustees (including the Delaware Trustee) shall not be subject to any applicable provisions of law pertaining to trusts that, in a manner inconsistent with the express terms of this Declaration of Trust or Bylaws, relate to or regulate (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of Trustees as set forth or referenced in this Declaration of Trust.

(d) Section 3540 of Title 12 of the Statutory Trust Act shall not apply to the Company.

Section 14.2 Conflicts of Law. To the extent that any provision of the Statutory Trust Act, the DGCL or any provision of this Declaration of Trust or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control; provided, however, that such conflict shall not affect any of the remaining provisions of this Declaration of Trust or the Bylaws or render invalid or improper any action taken or omitted prior to such determination. If any provision of this Declaration of Trust or the Bylaws shall be held invalid or unenforceable in any, the invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 14.3 Derivative Actions.

(a) No person, other than a Trustee, who is not a Shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Company. No Shareholder may maintain a derivative action on behalf of the Company unless holders of at least ten percent (10%) of the outstanding Shares join in the bringing of such action.

(b) In addition to the requirements set forth in Section 3816 of the Statutory Trust Act, a Shareholder may bring a derivative action on behalf of the Company only if the following conditions are met: (i) the Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Statutory Trust Act); and (ii) unless a demand is not required under clause (i) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Shareholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Company for the expense of any such advisors in the event that the Trustees determine not to bring such action.

Section 14.4 Direct Actions. To the fullest extent permitted by Delaware law, the Shareholders’ right to bring direct actions against the Company and/or its Trustees is eliminated, except for a direct action to enforce an individual Shareholder right to vote or a direct action to enforce an individual Shareholder’s rights under Sections 3805(e) or 3819 of the Statutory Trust Act. To the extent such right cannot be eliminated to this extent as a matter of Delaware law, then the conditions required for the bringing of a derivative action pursuant to Section 14.3 of this Declaration of Trust and Section 3816 of the Delaware Statutory Trust Act shall be equally applicable to bringing a direct action.

Section 14.5 Exclusive Delaware Jurisdiction. Each Trustee, each officer, each Shareholder and each Person beneficially owning an interest in a share of the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Statutory Trust Act, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Company or its business and affairs, the Statutory Trust Act, the DCGL, this Declaration of Trust or the Bylaws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Declaration of Trust or the Bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Company to the Shareholders or the Trustees, or of officers or the Trustees to the Company, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Company, the officers, the Trustees or the Shareholders, or (D) any provision of the DGCL, the Statutory Trust Act or other laws of the State of Delaware pertaining to trusts made applicable to the Company pursuant to Section 3809 of the Statutory Trust Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Statutory Trust Act, the DGCL, this Declaration of Trust or the Bylaws relating in any way to the Company or (F) the federal securities laws of the United States, including, without limitation, the 1940 Act, or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder  (regardless, in every case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. In the event that any claim, suit, action or proceeding is commenced outside of the Court of Chancery of the State of Delaware in contravention of this Section 14.5, all reasonable and documented out of pocket fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such claim, suit, action or proceeding shall be reimbursed by the non-prevailing party.

Section 14.6  Agreement to be Bound. EVERY PERSON, BY VIRTUE OF HAVING BECOME A SHAREHOLDER IN ACCORDANCE WITH THE TERMS OF THIS DECLARATION OF TRUST AND THE BYLAWS, AS AMENDED FROM TIME TO TIME, SHALL BE DEEMED TO HAVE EXPRESSLY ASSENTED AND AGREED TO THE TERMS OF, AND SHALL BE BOUND BY, THIS DECLARATION OF TRUST AND THE BYLAWS.

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IN WITNESS WHEREOF, the trustees have caused Declaration of Trust to be signed as of February 12, 2016.

TRUSTEES:

/s/ Thomas K. Sittema
Name: Thomas K. Sittema

/s/ Erik A. Falk
Name: Erik A. Falk

/s/ Kenneth C. Wright
Name: Kenneth C. Wright

/s/ Frederick Arnold
Name: Frederick Arnold

/s/ James H. Kropp
Name: James H. Kropp

DELAWARE TRUSTEE:

THE CORPORATION TRUST COMPANY

By:	/s/ Victor A. Duva
Name:	Victor A. Duva
Title:	Vice President